EXHIBIT 10.17

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the French text will by law govern.

Employment Contract

with indefinite duration

Between

APTARGROUP SAS,

Registered Office: 36-38, rue de la Princesse, 78430 Louveciennes, France.

Company registration number: 383 307 337

Represented by Mr. Stephen J. Hagge, acting as “Président”

and

MR. SALIM HAFFAR

Address: Avenue du Feuillage 48, 1180 Ucle, Belgium

Nationality: French

The parties hereto agree as follows:

Article 1 — General Context

AptarGroup, Inc. (hereafter “AptarGroup”) is a global industrial group which designs, manufactures and sells dispensing systems, sprays and closures for the packaging of consumer products in the personal care, fragrance, cosmetic, pharmaceutical, household, food, and beverage markets.

Aptargroup SAS, in Louveciennes, France, a subsidiary of AptarGroup (“AptarGroup SAS” or “Company”), gathers the transverse and central functions located in Europe and provides strategic services and general management assistance to AptarGroup and the affiliates of AptarGroup.

In this context, it has been found relevant for Mr. Salim Haffar to be employed by AptarGroup SAS, as from September 1st, 2013, to hold the responsibilities of “Aptar Pharma President” within AptarGroup.

Article 2 — Collective Bargaining Agreement

This contract is governed by the Collective Bargaining Agreement of the French Plastics Industry and by the internal rules of AptarGroup SAS.

Given that AptarGroup SAS is a subsidiary of AptarGroup, and the nature of Mr. Salim Haffar’s functions, this contract shall also be bound by rules and policies directly issued by AptarGroup in respect of executives of AptarGroup, notably by Aptar’s Compliance Manual and related policies, including Aptar’s Code of Business and Ethics.

Article 3 — Functions

Mr. Salim Haffar holds the position of “Aptar Pharma President”.

Mr. Salim Haffar will be a member of the Executive Committee starting from January 1st, 2014.

Mr. Salim Haffar reports to Mr. Stephen J. HAGGE, President & CEO of AptarGroup, who is also AptarGroup SAS’ “Président”.

Mr. Salim Haffar’s functions may evolve according to the organization and the activities of AptarGroup in general.

Mr. Salim Haffar is classified as executive, “940 points” on the scale of the French Collective Bargaining Agreement of the Plastic Industry. Mr. Salim Haffar has the status of a “senior executive manager” (as defined by article L.3111-2 of the French labor code) and is as such entitled to all rights and benefits granted to senior executive managers by the French AptarGroup companies.

Article 4 — Term of Contract — Period of Notice

This contract shall remain in full force and effect for an unlimited period. It is effective as of September 1st, 2013.

The terms and conditions of this contract are final and binding, without being subject to any contractual trial period.

Each party has the right to terminate this contract according to the conditions in this respect provided for by the law and subject, except in the event of gross misconduct, to the legal and conventional provisions in respect of notification of dismissal or resignation.

Article 5 — Compensation

Mr. Salim Haffar will receive a base gross annual salary equal to € 335,000 (three hundred thirty five thousand Euros), settled in 12 (twelve) equal monthly payments, in addition to which, he is entitled to:

•                  an annual bonus for executive managers, based on AptarGroup’s earnings and growth, in accordance with AptarGroup’s policies; this bonus may amount up to 200% of the base salary paid during the year prorate temporis; it will be paid in the month of March of the following year;

For 2013, the amount of € 100,000 (one hundred thousand euros -gross amount) will be exceptionally guaranteed as a minimum bonus (to be paid in March 2014);

•                  an “intéressement “ premium, based on AptarGroup SAS’ year end results, which may represent up to 8.5% of the annual compensation;

•                  a contribution from AptarGroup SAS to the company’s saving plan (“PEE”), which amounts to € 4,200 (four thousand and two hundred Euros) per year subject to an employee’s contribution during the same period of € 1,400 (thousand and four hundred Euros) to the PEE.;

•                  a contribution from AptarGroup SAS to the company’s retirement saving plan (“PERCO”), which amounts to € 250 (two hundred and fifty Euros) per year subject to an employee’s contribution during the same period of € 84 (eighty four Euros) to the PERCO;

An exceptional “welcome bonus” equal to € 200,000 (two hundred thousand euros) will be paid with the first monthly salary.  Should this employment contract be terminated, due to either resignation or dismissal for cause, (i.e. for serious misconduct or wilful or intentional misconduct) this welcome bonus will be reimbursed by Mr. Salim Haffar as follows:

•                 fully reimbursed, (i.e., up to € 200,000 (two hundred thousand euros)) if such termination occurs within the first year of this employment contract, (i.e., by or before August 31st, 2014);

•                 reimbursed up to 2/3, (i.e., € 133,333 (one hundred thirty three thousand and three hundred and thirty three euros)) if such termination occurs during the second year of this employment contract, (i.e., between September 1st, 2014 and August 31st, 2015);

•                 reimbursed up to 1/3, (i.e. € 66,667 (sixty six thousand and six hundred and sixty seven euros)) if such termination occurs during the third year of this employment contract, (i.e. between September 1st, 2015 and August 31st, 2016).

AptarGroup SAS will provide Mr. Salim Haffar, with a company car according to AptarGroup SAS French car policy.  This company car will be taxed as a salary in kind according to the then prevailing tax rules as defined by AptarGroup SAS.

AptarGroup SAS will reimburse Mr. Salim Haffar his moving expenses from Belgium to his new home in France (which shall be close to Louveciennes) on the basis of the best of three quotations.

AptarGroup SAS will pay for Mr. Salim Haffar six months of rental expenses upon his arrival in France.

Finally, upon starting date of this employment contract, Mr. Salim Haffar will receive 2,500 restricted stock units and 50,000 stock options.  Afterwards, Mr. Salim Haffar will be eligible to stock options according to the usual policy and upon sole decision of the Board of Directors of AptarGroup, Inc.

Article 6 — Place of Work

Mr. Salim Haffar’s main place of work is AptarGroup SAS’ registered office.

Depending on the needs of the position he holds, Mr. Salim Haffar may undertake business trips and temporary missions, either in France or abroad; such business trips shall not bring about any change of place of residence and will be subject to reimbursement of professional expenses on presentation of the corresponding receipts.

Moreover, for reasons relating to the organization and the smooth functioning of AptarGroup SAS or of AptarGroup, Mr. Salim Haffar’s main place of work could be transferred in Paris region (“Ile de France”).  Such transfer shall comply, as the case may be, with AptarGroup’s relocating policy.

Article 7 — Paid Vacation and Time Saving Account

Given the level of initiative that is required by the position that Mr. Salim Haffar holds, the latter should devote all the time that is necessary in this respect.

Mr. Salim Haffar benefits from the same rights in respect of paid vacation as what is common to all employees of the Company, according to the provisions of the Collective Bargaining Agreement of the French Plastics Industry.

Having the status of a “senior executive manager” (as defined by article L.3111-2 of the French labor code), Mr. Salim Haffar will be excluded from the application of the reduction in the number of working hour’s regulation of June 11th, 2012, implemented within AptarGroup SAS.  Nevertheless, Mr. Salim Haffar will be elected to benefit from the time saving account (“CET”), up to 5 (five) days per year.

Article 8 — Confidentiality

Mr. Salim Haffar shall strictly and absolutely refrain from disclosing any information or confidential material he might obtain in the course of his contract, regardless of their nature or origin.

This obligation will also apply as of the execution date of this employment agreement to any information or confidential material obtained within the frame of formal or informal discussions with employees of AptarGroup SAS or any other affiliate of AptarGroup in sight of Mr. Salim Haffar taking up in the most effective way his new responsibilities.

This obligation shall survive and continue in full force and effect despite termination of this agreement and regardless of the reason of its termination.

Article 9 — Intellectual Property

During the term of the present contract, and for a one year period after the termination of this contract notwithstanding the cause of its termination, Mr. Salim Haffar hereby agrees and acknowledges, without reservation or exception, and without any additional compensation other than what is provided for in this contract:

•                  To inform the Company of all inventions, improvements or plans carried out by him/herself in the field of activity of AptarGroup;

•                  To vest in the Company or in any company within AptarGroup requesting it, the exclusive ownership in France or abroad of such inventions, improvements or plans;

•                  To fill in for that purpose all formalities and procedures necessary to allow the Company to be the legitimate owner of the abovementioned inventions, improvements, plans, etc.

Furthermore Mr. Salim Haffar shall waive to the Company or to any company within AptarGroup requesting it, all title and rights, he may have in France or abroad, to an invention made with a third party and within the scope materials, machines or products manufactured and sold by AptarGroup.

In return for such transfer and waiver of ownership, AptarGroup SAS shall have, any time it deems it fair and possible, the name of Mr. Salim Haffar figure as inventor in the summary of the patent that will be filed by the said company to protect Mr. Salim Haffar invention.  Both parties will also discuss, in all fairness, the possibility of compensation, the amount and the form of which will be, in any case, appraised by the said company.

Article 10 — Non-Competition

10.1                       Because of AptarGroup SAS’ and AptarGroup’s needs to protect all its techniques, methods, processes, know-how and other information that may be conveyed to Mr. Salim Haffar and that contribute to the efficiency of its business, Mr. Salim Haffar, given the nature of his responsibilities, shall refrain from:

•                  Working, either directly or indirectly, in any form whatsoever or through any intermediary, for the benefit of private individuals or corporate entities or any other organization having a Competing or Similar Activity.

•                  Acquiring an interest, whether directly, indirectly or through any intermediary, in any form whatsoever (e.g. creating a business, acquiring a stake) in any private individual or corporate entity or any other organization having a Competing or Similar Activity.

“Competing or Similar Activity” shall be understood as anything with a direct or indirect relation to the activity of AptarGroup, (i.e. realization and production of dispensing systems, sprays and closures for the packaging industry) as well as any new activity of AptarGroup which would fall within Mr. Salim Haffar’s scope of responsibility between the date hereof and the date when this Article 10 will be implemented.

10.2                       This non-competition obligation shall apply within the European Union, as defined on July 1st, 2013, and Switzerland. The geographic scope of this clause shall apply both to the location of the domicile or registered office of the above-mentioned private individual or corporate entity having a Competing or Similar Activity and to the pursuit of the Competing or Similar Activity as such.

10.3                       The present clause shall apply for a period of 2 (two) years commencing on the date of the effective termination of the present contract, whether or not Mr. Salim Haffar works for the duration of his period of notice and regardless of the reason for the termination of the present contract.

In consideration for this non-competition obligation, Mr. Salim Haffar shall receive, except in the event of gross misconduct, a fixed amount for special compensation equal to 50% (fifty percent) of the average monthly salary received by him during his last 12 (twelve) months’ presence in the Company. This compensation shall be paid as from the effective end of his activity for the duration of implementation of this clause 10, until, if need be, the effective date of retirement.

10.4                       In the event Mr. Salim Haffar does not comply with the present clause, the Company shall be released from its obligation to pay financial compensation.

Furthermore, Mr. Salim Haffar shall automatically owe a sum corresponding to 2 (two) years’ salary based on the average monthly salary received by him/her during the last 12 (twelve) months’ presence in the Company.  Such sum shall be paid to AptarGroup SAS for each infringement observed, without formal notice to end the competing activity being necessary.

The payment of such sum does not exclude any right that AptarGroup SAS reserves to sue Mr. Salim Haffar for compensation for the harm actually caused and to take out an injunction to ensure that he ends the Competing or Similar Activity.

10.5                       However, AptarGroup SAS reserves the option of releasing Mr. Salim Haffar from the non-competition obligation.  In this case, the Company shall inform Mr. Salim Haffar accordingly by registered letter, return receipt requested, within one month of notification of the termination of his employment contract.

10.6                       Should it decide to release Mr. Salim Haffar from the non-competition obligation, the Company shall then be released from its obligation to pay the financial compensation provided for in paragraph 10.3 above.

10.7                       The provisions of this clause 10 shall not be exclusive of any other Non-Competition clause provided for in any other document executed by Mr. Salim Haffar with any company within AptarGroup, notably, but not limited to, AptarGroup, Inc. Stock Option Agreements for Employees.

Article 11 — Non Solicitation of Employees

Mr. Salim Haffar hereby commits for a period of twelve months after the termination of this employment contract for any cause, not to, without AptarGroup SAS’ or AptarGroup’s prior written consent, solicit, offer a position, or employ or having anybody solicit, offer a position or employ, whether directly or indirectly, in the framework of an activity outside AptarGroup SAS or AptarGroup, the services of employees, whether full-time or part-time or under discussions, of AptarGroup SAS or any other affiliate of AptarGroup during the previous twelve month period.

Article 12 —Insurance, capitalization system and retirement scheme — Individual status

12.1        Mr. Salim Haffar will be affiliated to the Company’s mandatory pension plan.

Execution of this contract means acceptance of general employment conditions at AptarGroup SAS, notably:

•                  Social security subrogation,

•                  “Malakoff Mederic” Group pension plan

•                  “Vauban Humanis Prévoyance” individual capitalization scheme

•                  Medical expenses cover managed by “Garantie Médicale et Chirurgicale” (GMC), Unité de Gestion n°39, 1, rue Marcel Paul, 44097 Nantes cedex 01.

12.2                       Mr. Salim Haffar shall inform the Company, without delay, of any change that might occur in respect of his civil status, family situation, military situation, address, etc.

Article 13 — Miscellaneous

13.1                       The cancellation of any one of the provisions of this contract shall not terminate the contract as long as the litigious clause is not considered by both parties as essential and determining to the agreement herein, and the cancellation does not challenge the general balance of the contract. In the event of cancellation of any of the provisions herein, the parties shall, in any case, endeavor to negotiate in good faith the drawing up of an economically equivalent clause.

13.2                       The failure of either party at any time to enforce or request for enforcement of any provision of this contract shall not be construed as a waiver of such provision.

13.3                       Any waiver by a party of any of its rights, or any change of any provision of this contract, shall not come into force except in writing, and if duly signed by both parties.

13.4                       This employment contract shall be governed, interpreted and enforced, and all rights and obligations of the parties hereto shall be determined in accordance with the laws of France.

13.5                       Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity hereof, that the parties are unable to resolve between themselves, shall be submitted to the French Conciliation Board (“Conseil des Prud’hommes”) or to any court having jurisdiction on AptarGroup SAS on the date the dispute is filed.

13.6                       This employment contract is drawn up in two original copies.

On behalf of AptarGroup SAS July 25th, 2013	“Read, Approved and Accepted” July 31st, 2013

Stephen J. HAGGE Président	Salim Haffar